Exhibit 1

Julián Martínez-Simancas

General Secretary and Secretary of the Board of Directors

To the National Securities Market Commission

Bilbao, July 7, 2011

Re:	Document deemed equivalent to an informative prospectus relating to the merger by absorption of IBERDROLA RENOVABLES, S.A. (as absorbed company) by IBERDROLA, S.A. (as absorbing company)

Dear Sirs,

Pursuant to Section 82 of Law 24/1988, of July 28, on the Securities Market (Ley 24/1988, de 28 de Julio, del Mercado de Valores) and related provisions, we hereby inform you that the NATIONAL SECURITIES MARKET COMMISSION has resolved, in relation to the merger by absorption of IBERDROLA RENOVABLES, S.A. (as absorbed company) by IBERDROLA, S.A. (as absorbing company), and pursuant to Sections 26.1.d) and 41.1.c) of Royal Decree 1310/2005, of November 4, that the document which is included as Annex hereto is equivalent to the informative prospectus required in accordance with the aforementioned Royal Decree.

Please be advised of all the foregoing for such purposes as may be appropriate.

Yours truly,

General Secretary and Secretary of the Board of Directors

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

IMPORTANT INFORMATION

The shares which will be delivered by IBERDROLA, S.A. as a consequence of the merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A (“Iberdrola Shares”) has not nor will not registered pursuant to Securities Act 1933 (“Securities Act”) and will not be offered or sold in the United States of America unless under an exemption. Iberdrola Shares will be distributed in the United States of America as a consequence of the merger pursuant to an exemption of the registry obligation contained in the Securities Act.

The merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. refers to shares of a Spanish company. The merger through which the ordinary shares of IBERDROLA RENOVABLES, S.A. will be exchanged by Iberdrola Shares is subject to the information requirements of the Spanish jurisdiction and differs from those applicable in the United States of America. The financial statements which eventually could be referenced in this document has been prepared in accordance with applicable standards and criteria required in Spain that may not be comparable to those used by U.S. companies.

It might be difficult to exercise their rights or make claims under the laws of the U.S. stock market as both IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. are companies established in Spain and many or all of its directors and officers may be resident in Spain or other countries outside the United States of America. It might not be possible to sue a company or its directors or officers in a court outside the U.S. jurisdiction for violation of the regulations of the U.S. stock market. It might be difficult to compel a Spanish company or its subsidiaries to submit to the jurisdiction of U.S. courts.

This communication contains forward-looking information and statements about IBERDROLA, S.A., including financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, capital expenditures, synergies, products and services, and statements regarding future performance. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates” and similar expressions.

Although IBERDROLA, S.A. believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of IBERDROLA, S.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of IBERDROLA, S.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public documents sent by IBERDROLA, S.A. to the Comisión Nacional del Mercado de Valores.

Forward-looking statements are not guarantees of future performance. They have not been reviewed by the auditors of IBERDROLA, S.A. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date they were made. All subsequent oral or written forward-looking statements attributable to IBERDROLA, S.A. or any

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

of its members, directors, officers, employees or any persons acting on its behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements included herein are based on information available to IBERDROLA, S.A. on the date hereof. Except as required by applicable law, IBERDROLA, S.A. does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Annex

Document deemed equivalent to an informative prospectus relating to the merger by absorption of IBERDROLA RENOVABLES, S.A. (as absorbed company) by IBERDROLA, S.A.

(as absorbing company)1

[1]

This document has been considered by the National Securities Market Commission, in accordance with Sections 26.1.d) and 41.1.c) of the Royal Decree 1310/2005, of November 4, as equivalent to the prospectus required in accordance with what is stated in the referred to Royal Decree.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

DOCUMENT DEEMED EQUIVALENT TO AN INFORMATIVE PROSPECTUS RELATING TO THE MERGER BY ABSORPTION OF IBERDROLA RENOVABLES, S.A. (AS ABSORBED COMPANY) BY IBERDROLA, S.A. (AS ABSORBING COMPANY)

1.	LIABLE PERSON FOR THE EQUIVALENT DOCUMENT

1.1.	Identification of the liable person

Julián Martínez-Simancas Sánchez, of legal age, with National Identification Document (D.N.I.) number 45.052.918-N currently in force, and domicile for the purposes of notifications in Bilbao, calle del Cardenal Gardoqui, number 8 (48008, Bilbao), in the name and on behalf of IBERDROLA, S.A. (hereinafter “Iberdrola” or the “Company”), a company domiciled in Bilbao, calle del Cardenal Gardoqui, number 8, with Tax Identification Number (N.I.F) A-48.010.615 and registered with the Commercial Registry of Biscay, at Volume BI-233, Page 156, Paper number BI-167A, 923rd entry; in his capacity as General Secretary and Secretary of the Board of Directors of Iberdrola and by virtue of the delegation of powers granted in his favor by the General Shareholders’ Meeting held on May 27, 2011, as well as by the Board of Directors of the Company at its meeting held on May 27, 2011 and by the Executive Committee at its session held on July 5 2011, assumes the liability for the information contained in this equivalent document (the “Equivalent Document”).

1.2.	Declaration by the liable person

Julián Martínez-Simancas Sánchez, in the name and on behalf of Iberdrola, as liable person for this Equivalent Document, declares that, having taken all reasonable care to ensure that such is the case, the information contained in this Equivalent Document is, according to his knowledge, correct from a factual perspective and that there is no omission that could affect its content.

2.	CONTENT OF THE EQUIVALENT DOCUMENT

2.1.	Precedents

The Boards of Directors of Iberdrola and IBERDROLA RENOVABLES, S.A. (“Iberdrola Renovables”), at their respective sessions held on March 22, 2011, drafted, approved and signed the common terms of merger relating to the merger between Iberdrola (as absorbing company) and Iberdrola Renovables (as absorbed company) (hereinafter, the “Common Terms of Merger”).

The Common Terms of Merger was drafted and signed by the members of the Board of Directors of both companies (with the exceptions indicated therein), in accordance with Sections 30 et. seq. of Law 3/2009, of April 3, on Structural Modifications of Commercial Companies (Ley de Modificaciones Estructurales de las Sociedades Mercantiles) (the “Structural Modifications Law”), and was deposited with the

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Commercial Registries of Biscay and Valencia on March 25 and 29, 2011, respectively.

Subsequently, the Boards of Directors of Iberdrola and Iberdrola Renovables approved, at their respective sessions on April 12 and 13, 2011, the mandatory managers’ reports on the Common Terms of Merger whereby, in accordance with Sections 33 and related provisions of the Structural Modifications Law, the Common Terms of Merger in its legal and economic aspects are explained and justified in a detailed manner.

Likewise, such Boards of Directors agreed, at their indicated sessions on April 12 and 13, to call their respective General Shareholder’s Meetings to be held, on May 27, 2011, on first call or, should the necessary quorum not be reached, on second call, the following day, May 28, 2011 -as regards Iberdrola- and May 30, 2011 on first call or, should the necessary quorum not be reached, on second call, the following day, May 31, 2011 -as regards Iberdrola Renovables.

On May 27 and 30, 2011, the General Shareholder’s Meetings of Iberdrola and Iberdrola Renovables, respectively, were held. At such meetings, the shareholders of each company acting through their respective General Shareholder’s Meetings approved the merger between Iberdrola and Iberdrola Renovables in accordance with the Common Terms of Merger. On June 1, 2011, the merger between Iberdrola and Iberdrola Renovables was publicly announced in the Official Commercial Registry Gazette and in the following newspapers: “Deia”, “El Correo”, “Levante El Mercantil Valenciano”, “Las Provincias de Valencia”, “El Periódico Mediterráneo” and “Diario Información”. Likewise, on July 5, 2011, the corresponding corporate resolutions were adopted by the Executive Committee of the Board of Directors of Iberdrola and by the Board of Directors of Iberdrola Renovables declaring, among other matters, the end of the creditors’ objection period without any opposition from any creditor or debenture holder, which is now repeated for the purposes of this Equivalent Document.

Finally, once the abovementioned resolutions were adopted, the referred notices were published, and the creditors’ objection period passed without any creditor or debenture holder having exercised its right to oppose to the merger, the merging companies granted the public deed of the merger on July 5 2011 before Mr. Miguel Ruiz-Gallardón García de la Rasilla, Notary of Madrid, under number 3,401 of his official records, in accordance with Sections 45 of the Structural Modifications Law and 227 and related provisions of the Commercial Registry Regulations (Reglamento del Registro Mercantil). It is expected that the aforementioned public deed of merger will be registered with the Commercial Registry of Biscay on July 8, 2011, after the close of trading, and that such day will be the last day of trading on the Spanish stock exchanges of the shares of Iberdrola Renovables, which -should the above circumstances occur- will be canceled as a result of the registration of the public deed of merger.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

2.2.	Structure of the transaction: merger by absorption

The legal structure chosen to integrate the businesses of Iberdrola and Iberdrola Renovables is the merger upon the terms of Sections 22 et. seq. of the Structural Modifications Law, as well as Sections 226 to 234 of the Commercial Registry Regulations.

Specifically, the planned merger will be implemented through the absorption of Iberdrola Renovables (absorbed company) by Iberdrola (absorbing company), with the termination of the former by dissolution without liquidation and the en bloc transfer of all its assets to the latter, which shall acquire, by universal succession, all the rights and obligations of Iberdrola Renovables. As a result of the merger, the shareholders of Iberdrola Renovables other than Iberdrola shall receive shares of Iberdrola in exchange.

2.3.	Main legal aspects of the merger

2.3.1.	Share exchange ratio

The exchange ratio has been determined based on the actual value of the corporate assets of Iberdrola and Iberdrola Renovables, and will be 0.30275322 shares of Iberdrola, of SEVENTY-FIVE CENTS (Eur 0.75) of face value each, for each share of Iberdrola Renovables, of FIFTY CENTS (Eur 0.50) of face value each.

It is stated for the record that this exchange ratio has been calculated taking into account the distribution of an extraordinary cash dividend of one gross euro and twenty cents (Eur 1.20) per share with the right to receive it as referred to in Section 8 of the Common Terms of Merger. This dividend distribution was agreed by the General Shareholder’s Meeting of Iberdrola Renovables which took place on May 30, 2011 and has been executed by this company on July 5, 2011.

The economic analysis regarding the share exchange ratio is explained in section 4.3 of the Common Terms of Merger approved by the Board of Directors of Iberdrola at its meeting held on April 12, 2011, and in section 4.3 of the corresponding report about the Common Terms of Merger approved by the Board of Directors of Iberdrola Renovables at its session held on April 13, 2011.

2.3.2.	Shares that will attend the exchange

Taking into account:

1.	that the share capital of Iberdrola Renovables is made up of a total of FOUR BILLION TWO HUNDRED TWENTY-FOUR MILLION SIXTY-FOUR THOUSAND NINE HUNDRED (4,224,064,900) shares;

2.

that neither the THREE BILLION THREE HUNDRED SEVENTY-NINE MILLION TWO HUNDRED FIFTY-ONE THOUSAND NINE HUNDRED TWENTY (3,379,251,920) shares owned by Iberdrola (representing an 80% of the share capital of Iberdrola Renovables), nor the SIXTEEN MILLION THREE HUNDRED ONE THOUSAND ONE HUNDRED SEVENTY-EIGHT

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

(16,301,178) shares held as of the date hereof as treasury shares by Iberdrola Renovables will attend the exchange; as well as

3.	the exchange ratio referred to in section 2.3.1 above,

one should conclude that Iberdrola should deliver TWO HUNDRED FIFTY MILLION EIGHT HUNDRED THIRTY-FOUR THOUSAND SIX HUNDRED FIFTEEN AND EIGHTY-SIX ONE-HUNDREDTH (250,834,615.86) SHARES to the shareholders of Iberdrola Renovables in order to cover the exchange.

However, given the indivisibility of the shares and the inability to issue or deliver fractions of a share, the merging companies have established a mechanism so that the number of Iberdrola shares to deliver to the shareholders of Iberdrola Renovables pursuant to the exchange is a whole number. This mechanism consists of the appointment of an institution as “odd-lot agent”, which, waives the last fraction of a share of Iberdrola to which it might be entitled as a shareholder of Iberdrola Renovables; and all of this, so that the total number of Iberdrola shares to be delivered to the shareholders of Iberdrola Renovables is a whole number.

Along these lines, it is stated for the record the merging companies have appointed BANCO BILBAO VIZCAYA ARGENTARIA, S.A., as agent for the exchange who will also carry out the duties of the “odd-lot agent” (the “Odd-Lot Agent”). Through this entity, and in accordance with the appropriate operating instruction, published on July 5, 2011 by Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (IBERCLEAR), the ownership of the shares of Iberdrola Renovables must be justified and the steps that, if applicable, would legitimately be needed for the better execution of the exchange must be carried out.

The Odd-Lot Agent, in accordance with the Common Terms of Merger has irrevocably waived a fraction of share of Iberdrola which it is entitled to as shareholder of Iberdrola Renovables by virtue of the odd-lots which it acquired pursuant to its duties when acting as Odd-Lot Agent. Specifically the Odd-Lot Agent has waived a fraction of a share equal to 0.86 so that the number of shares of Iberdrola to be delivered to the shareholders of Iberdrola Renovables is equal to TWO HUNDRED FIFTY MILLION EIGHT HUNDRED THIRTY-FOUR THOUSAND SIX HUNDRED FIFTEEN (250,834,615) shares.

Therefore, in accordance with the above figures (once the aforementioned waiver has been effected), Iberdrola will need TWO HUNDRED FIFTY MILLION EIGHT HUNDRED THIRTY-FOUR THOUSAND SIX HUNDRED FIFTEEN (250,834,615) shares of Iberdrola to cover the exchange.

2.3.3.	Methods to cover the exchange ratio

In accordance with the alternatives established in the Common Terms of Merger the Board of Directors of Iberdrola proposed to the General Shareholders’ Meeting of the Company, as it approved in its session on May 27, 2011, that Iberdrola would cover

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

the exchange with treasury shares and if such number is insufficient to cover such ratio, with newly-issued shares issued through a capital increase.

In this regard, the Board of Directors of Iberdrola decided, at its meeting of March 11, 2011, to carry out a share buy-back program pursuant to the provisions of Commission Regulation (EC) No 2273/2003 of December 22, 2003, whose terms were communicated to the National Securities Market Commission by two notices of significant event (comunicaciones de hecho relevante) on March 14 and 22, 2011 (with official registry numbers 140,130 and 140,498, respectively). On the other hand, and if the number of shares acquired under the referred share buy-back program were not enough to fully cover the exchange of shares resulting from the merger, the Board of Directors of Iberdrola resolved, at its meeting of April 12, 2011, to propose to the General Shareholders’ Meeting of the Company, under section 15.4 of item fifteen on the agenda of the meeting, a capital increase whose execution was subject to the fact that the number of treasury shares of Iberdrola were to be less than the number of shares required to cover the exchange resulting from the merger.

Given that the number of shares acquired pursuant to the share buy-back program at the date when the General Shareholders’ Meeting of Iberdrola was held (May 27, 2011) allowed to estimate that the exchange of shares resulting from the merger could be fully covered by treasury shares, the above referred share capital increase was not submitted to vote at the General Shareholders’ Meeting of the Company.

The number of shares acquired until July 1, 2011 pursuant to the share buy-back program amounted to two hundred and fifty million seven hundred fifty-eight thousand one hundred and thirty-one (250.758.131) shares, representing, approximately, a 4.306% of the share capital of Iberdrola. Such number of own shares, together with those shares held by Iberdrola as treasury shares prior to the commencement of the afore referred share buy-back program, is sufficient to fully cover the exchange of shares resulting from the merger. As a result, Iberdrola has ended the mentioned share buy-back program as the purpose for which it was established has been fulfilled in its entirety. This circumstance was communicated to the National Securities Market Commission by notice of significant event dated on July 4, 2011 (official registry number 146,899).

Consequently, the exchange will be fully covered by treasury shares of Iberdrola.

2.3.4.	Share exchange procedure

The exchange of shares of Iberdrola Renovables by Iberdrola shares will take place in accordance with section 4 of the Common Terms of Merger, the notices of significant event delivered by Iberdrola and Iberdrola Renovables on July 4, 2011 (official registry numbers 146,796 and 146,798, respectively) and those announcements published on such date in the Official Commercial Registry Gazette, number 126, and in the newspapers “Deia”, “El Correo”, “Levante El Mercantil Valenciano”, “Las Provincias de Valencia”, “El Periódico Mediterráneo” and “Diario Información”. According to the abovementioned notices of significant event and announcements, the exchange of shares of Iberdrola Renovables for shares of Iberdrola will take place

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

upon registration of the merger with the Commercial Registry of Biscay, which is expected to occur on July 8, 2011.

2.3.5.	Date as from which the shares to be delivered in exchange will give the right to participate in the corporate earnings of Iberdrola

The shares delivered to cover the exchange will give the holders thereof the right to participate in Iberdrola’s earnings from the date that they are delivered in the same terms as the other shares of Iberdrola outstanding on such date.

It is stated for the record, for the avoidance of doubt and in accordance with the Common Terms of Merger, that the shareholders of Iberdrola Renovables becoming shareholders of Iberdrola as a result of the merger will be entitled to the distribution of dividend and to participate in the shareholder’s compensation system described below, which have been approved by shareholders of Iberdrola acting through the General Shareholders’ Meeting held on May 27, 2011 under the fifth and sixth item of its agenda, respectively:

(a)

The distribution of a dividend corresponding to the 2010 results of three cents of gross Euro (0.03) per each share with the right to receive it, amount from which the applicable withholding tax will be deducted.

(b)

A paid-in capital increase for the free-of-charge allocation of new shares to the shareholders of Iberdrola under the system for compensating shareholders called “Iberdrola Flexible Dividend” (“Iberdrola Dividendo Flexible”).

2.3.6.	Date of accounting effects of the merger

Pursuant to Section 31.7 of the Structural Modifications Law, January 1, 2011 is the date from which the transactions of Iberdrola Renovables shall be deemed for accounting purposes to have taken place on behalf of Iberdrola.

2.3.7.	Ancillary obligations and special rights

There are no ancillary obligations, special shares or other special rights other than the shares in Iberdrola Renovables. At the same time, it is stated that the Iberdrola shares delivered to the shareholders of Iberdrola Renovables in connection with the merger will not give the holders thereof any special rights.

2.4.	Documentation that constitutes the Equivalent Document

Pursuant Sections 26.1.d) and 41.1.c) of Royal Decree 1310/2005, of November 4, which partially develops Law 24/1988, 28 July, on the Securities Market (Ley del Mercado de Valores), as regards admission to trading of securities on official secondary markets, initial public offerings and the required prospectus for such purposes, the publication of a prospectus is not required in the event of admission to trading or public offerings of securities that are offered, allocated or which are going to be allocated in relation to a merger, so long as a document which contains the information that the National Securities Market Commission considers to be

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

equivalent to the prospectus, taking into account the requirements of the European legislation, is provided.

The information that the National Securities Market Commission considers to be equivalent to an informative prospectus is that contained in the following documentation, which is incorporated herein by reference, for it has been previously delivered to the National Securities Market Commission or, where applicable, filed in the registry of notices of significant events of the National Securities Market Commission, which is accessible together at its website (www.cnmv.es) and / or at the corporate websites of Iberdrola (www.iberdrola.com) or Iberdrola Renovables (www.iberdrolarenovables.com):

(i)	The Common Terms of Merger (notice of significant event dated April 14, 2011 with official registry number 142,250).

(ii)

Fairness opinions issued by HSBC BANK PLC and CITIGROUP GLOBAL MARKETS LIMITED, SUCURSAL EN ESPAÑA (Iberdrola’s financial advisors) (notice of significant event dated April 14, 2011 with official registry number 142,250) and by CREDIT SUISSE SECURITIES (EUROPE) LIMITED and MERRILL LYNCH CAPITAL MARKETS ESPAÑA, S.A., S.V. (Iberdrola Renovables’s financial advisors) concerning the fairness of the exchange ratio from a financial perspective (notice of significant event dated April 14, 2011 with official registry number 142,271).

(iii)

Reports issued by the Boards of Directors of Iberdrola and Iberdrola Renovables on the Common Terms of Merger (notices of significant event with official registry numbers 142.250 y 142.271), each one attaching the report, issued by KPMG AUDITORES, S.L. in its capacity as independent expert appointed by the Commercial Registry of Biscay, on the Common Terms of Merger.

(iv)

Calls of the General Shareholder’s Meetings of Iberdrola and Iberdrola Renovables, including the respective agendas for the meetings (notices of significant events dated July 14 and 15, 2011 with official registry numbers 142,191 y 142,371, respectively).

(v)

Proposed resolutions to be adopted by the Shareholders at the General Shareholders’ Meetings of Iberdrola and Iberdrola Renovables (available on the corporate websites of Iberdrola and Iberdrola Renovables).

(vi)

Annual accounts and management reports of Iberdrola and Iberdrola Renovables relating to the past three (3) fiscal years, together with the corresponding auditors’ reports (deposited with the National Securities Market Commission).

(vii)	Merger balance sheets of Iberdrola and Iberdrola Renovables, together with their relevant auditors’ reports.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

With regard to Iberdrola, the abovementioned balance sheet corresponds to the balance sheet closed as of December 31, 2010, formulated by the Board of Directors of the Company at its meeting on February 22, 2011, duly verified on February 23, 2011 by ERNST & YOUNG, S.L. and approved by the General Shareholder’s Meeting held on May 27, 2011, under the first item of its agenda.

In addition, the merger balance sheet of Iberdrola Renovables corresponds to the balance sheet closed as of December 31, 2010, formulated by the Board of Directors of this company at its meeting on February 21, 2011, duly verified on February 22, 2011 by ERNST & YOUNG, S.L. and approved by the General Shareholder’s Meeting held on May 30, 2011, under the first item of its agenda.

Given that the abovementioned merger balance sheets of Iberdrola and Iberdrola Renovables are part of the annual accounts of each company closed as of December 31, 2010, such balance sheets are available on the National Securities Market Commission website. In turn, they are also available on the corporate websites of Iberdrola and Iberdrola Renovables.

(viii)

For the avoidance of doubt, it is stated for the record that the merging companies have not prepared any pro-forma consolidated financial information as of December 31, 2011 specifically for the merger for the financial information of Iberdrola Renovales as of December 31, 2010 forms part of the consolidated annual accounts of the Iberdrola group as of December 31, 2010, which have been prepared in accordance with the methods set forth in the accounting regulations for the formulation of consolidated financial statements. The abovementioned consolidated annual accounts of the Iberdrola group were formulated by the Board of Directors of the Company at its meeting dated on February 22, 2011, duly verified on February 23, 2011 by ERNST & YOUNG, S.L. and approved by the General Shareholder’s Meeting held on May 27, 2011, under the first item on the agenda of its agenda.

The consolidated annual accounts of the Iberdrola group for the year ended as of December 31, 2010 are available on the website of the National Securities Market Commission, as well as on Iberdrola’s corporate website.

(ix)	Current by-laws of Iberdrola and Iberdrola Renovables (available on the corporate websites of Iberdrola and Iberdrola Renovables).

(x)

Identity of the directors of Iberdrola and Iberdrola Renovables and the date from which they have been carrying out their functions as such (available on the corporate websites of Iberdrola and Iberdrola Renovables).

(xi)	Notice of significant event dated March 8, 2011, whereby the proposal of merger sent by Iberdrola to Iberdrola Renovables was communicated (official registry number 139,847).

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

(xii)

Notice of significant event dated March 14, 2011 whereby the resolution of the Board of Directors of Iberdrola to carry out a share buy-back program pursuant to Commission Regulation Nº 2273/2003, (EC) December 22, 2003, to cover the merger exchange was communicated (official registry number 140,130).

(xiii)

Notice of significant event dated March 14, 2011 whereby the resolution of the Board of Directors of Iberdrola to propose to Iberdrola Renovables new terms for the merger taking into account the share capital increase and the sale of the treasury shares announced through notice of significant event on such date was communicated (official registry number 140,131).

(xiv)

Notice of significant event dated March 22, 2011 whereby the approval of the Common Terms of Merger by the Boards of Directors of Iberdrola and Iberdrola Renovables, as well as the partial modification of the terms of the share buy-back program announced on March 14, 2011 was communicated (official registry number 140,498).

(xv)

Notice of significant event dated April 14, 2011 whereby the notice of call to the ordinary General Shareholders’ Meeting of Iberdrola to be held on May 27 2011, on first call or, if the necessary quorum was not reached, on second call, the following day, May 28, 2011 was communicated and certain documentation in relation to the merger was made available to the public (official registry number 142,250).

(xvi)

Notice of significant event dated May 27, 2011 whereby the approval of the merger by the Shareholders of Iberdrola acting through the General Shareholders’ Meeting, held on such date was communicated (official registry number 144,571).

(xvii)

Notice of significant event dated May 30 2011 whereby the approval of the merger by the Shareholders of Iberdrola Renovables acting through the General Shareholders’ Meeting, held on such date was communicated (official registry number 144,641).

(xviii)

Notices of significant event dated July 4, 2011 submitted by Iberdrola and Iberdrola Renovables whereby the regime and procedure for the exchange of Iberdrola shares for shares of Iberdrola Renovables was communicated (official registry numbers 146,796 and 146,798, respectively).

(xix)

Notice of significant events dated July 4, 2011 whereby the total number of shares acquired pursuant to the share buy-back program and the termination of such program was communicated (official registry number 146,899).

3.	METHOD USED TO DETERMINE THE EXCHANGE RATIO

Pursuant to the provisions of Section 25 of the Structural Modifications Law, the exchange ratio has been determined based on the actual value of the assets of Iberdrola

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

and Iberdrola Renovables, and agreed and calculated based on the methodologies explained and justified below.

The Board of Directors of Iberdrola has taken the following into consideration in the calculation of the exchange ratio: (a) the dividends and other ways of shareholder compensation referred to in the Common Terms of Merger, (b) the capital increase and sale of treasury shares by Iberdrola on March 14, 2011, and (c) the treasury shares held by Iberdrola Renovables (SIXTEEN MILLION THREE HUNDRED ONE THOUSAND ONE HUNDRED SEVENTY-EIGHT (16,301,178) shares). The Board of Directors of Iberdrola has used the market prices of the shares of Iberdrola and Iberdrola Renovables on the day prior to the notice of the transaction (i.e., March 7, 2011), adjusted (in the case of Iberdrola’s shares) by the capital increase and sale of treasury shares by Iberdrola on March 14, 2011, as a reference for the calculation of the exchange ratio. The Board of Directors of Iberdrola has also taken into account other valuation references as described in this Section 3.

As appears in the Common Terms of Merger, the shareholders of Iberdrola Renovables will be entitled to receive the dividends and to participate in the shareholder compensation system referred to in Section 8 of the Common Terms of Merger.

At the request of the Board of Directors of Iberdrola, HSBC BANK PLC and CITIGROUP GLOBAL MARKETS LIMITED, SUCURSAL EN ESPAÑA, financial advisors of Iberdrola with respect to the merger process, issued on March 22, 2011 fairness opinions for the sole use of such decision-making body finding that such exchange ratio is fair to Iberdrola from a financial standpoint, based on an analysis and supported by the considerations set forth in the body of both fairness opinions. In turn, it is noted that CREDIT SUISSE SECURITIES (EUROPE) LIMITED and MERRILL LYNCH CAPITAL MARKETS ESPAÑA, S.A., S.V., also issued timely fairness opinions stating to the Board of Directors of Iberdrola Renovables that the exchange ratio is fair to the shareholders of Iberdrola Renovables other than its majority shareholder (i.e., Iberdrola).

The standard used by the Board of Directors of Iberdrola to determine the actual value of the assets of Iberdrola and Iberdrola Renovables for purposes of determining the abovementioned exchange ratio was the listing prices of the shares of each company on the day prior to the notice of the transaction (i.e., March 7, 2011), but adjusting the exchange ratio by the technical impact on Iberdrola’s capitalization of the capital increase undertaken with respect to the entry of QATAR HOLDING LUXEMBOURG II S.À R.L. (“Qatar Holding”) as a shareholder of the company (the increase was carried out with a discount of 4.784% from the listing price of Iberdrola’s shares at the close of trading on March 10, 2011 and 5.5% from the listing price of Iberdrola’s shares at the close of trading on March 11, 2011) and the final negotiations between Iberdrola and Iberdrola Renovables’ Merger Committee.

The use of the listing price as a valuation standard is justified by being the most commonly applied standard in mergers of listed companies when, as it is case, there are securities with a notable level of liquidity. Valuation referring to the listing price is also the method normally preferred for determining the actual value in the case of listed securities (e.g., in Section 504.2 of the Corporate Enterprise Act, for purposes of determining the reasonable value of shares to be issued in a capital increase with the

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

suppression of preemptive rights, it is assumed that such value is the listing price “unless otherwise shown”).

Thus, if Iberdrola’s listing price at the close of trading on March 7, 2011, adjusted by the discounted capital increase carried out to allow entry of Qatar Holding as a shareholder is used as a reference for valuation, as stated above, the consideration offered to the shareholders of Iberdrola Renovables, expressed in terms of the exchange ratio, would equal to an exchange ratio of 0.50453215 shares of Iberdrola for each share of Iberdrola Renovables. This exchange ratio represents a premium of 17.6% over the average listing price of Iberdrola Renovables for the six (6) months prior to the date of notice of the merger.

Notwithstanding the foregoing, as the distribution of a special dividend of ONE POINT TWENTY (€1.20) EURO per share of Iberdrola Renovables, among other things (which has been paid by Iberdrola Renovables to its shareholders on July 5, 2011) the exchange ratio ultimately agreed to between Iberdrola and Iberdrola Renovables was 0.30275322 shares of Iberdrola for each share of Iberdrola Renovables.

Thus, if it is reasonable to use the listing price of Iberdrola Renovables’ shares (TWO EUROS SEVEN HUNDRED SEVEN THOUSANDTH (€2.707) EUROS on March 7, 2011), the listing price of Iberdrola’s shares must be adjusted downward because of the impact on the capitalization of Iberdrola due to the capital increase carried out with respect to the entry of Qatar Holding as a shareholder (the increase was carried out with a discount of 4.784% from the listing price of Iberdrola’s shares at the close of trading on March 10, 2011 and 5.5% of the listing price of Iberdrola’s shares at the close of trading on March 11, 2011). For purposes of quantifying the impact of the discounted capital increase, an adjusted listing price of FIVE EUROS NINE HUNDRED FORTY-SEVEN THOUSANDTH (€5.947) EUROS is established, calculated as the weighted average of the existing shares at listing price and the shares offered to the new investor at their acquisition price.

As a result of the above, the exchange ratio calculated with respect to the listing price of Iberdrola Renovables’ shares on March 7, 2011 and the adjusted listing price of Iberdrola’s shares on such date amounts to 0.45517964 shares of Iberdrola per share of Iberdrola Renovables.

Likewise, the Board of Directors of Iberdrola has used other methods, such as the review of the objective prices in financial analyst reports, relative valuations (multiples of listing prices) of currently listed companies comparable to Iberdrola Renovables or the implicit premiums offered in similar deals to the one contemplated in this transaction. These methodologies are referred to in more detail in the report addressed to the Board of Directors of Iberdrola on the Common Terms of Merger, which in accordance with section 2.4 above, has been incorporated by reference to this Equivalent Document.

KPMG AUDITORES, S.L., the independent expert appointed by the Commercial Registry of Biscay pursuant to Section 34 of the Structural Modifications Law for

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

purposes of issuing a report on the Common Terms of Merger, has issued a report for the Boards of Directors of Iberdrola and Iberdrola Renovables, a copy of which is attached to the notices of significant event submitted by Iberdrola and Iberdrola Renovables on April 14 and 15, 2011 (with official registry numbers 142,250 and 142,271, respectively) as an annex to the reports on the Common Terms of Merger issued by each of the referred Boards of Directors, which, on the basis of the information used and the procedures applied and subject to special valuation difficulties referred to in paragraph 4 of such report, concluded that the exchange ratio proposed by the Boards of Directors of Iberdrola and Iberdrola Renovables is justified, and that the valuation criteria used by such Boards of Directors and the valuation levels in which such criteria result are reasonable.

4.	SIGNIFICANT SHAREHOLDINGS AND SHARES OF THE DIRECTORS OF IBERDROLA FOLLOWING THE REGISTRY OF THE MERGER

The current composition of the Board of Directors of Iberdrola will not be modified as a result of the merger by absorption of Iberdrola Renovables.

The following table shows the shares owned by the directors of Iberdrola before and after the merger, in accordance with the Registration Statement of Shares of Iberdrola registered with the National Securities Market Commission on July 5, 2011:

Director	Before the Merger			After the Merger[2]
	Direct Participation (shares)	Indirect Participation (shares)	Total %[3]	Direct Participation (shares)	Indirect Participation (shares)	Total %
José Ignacio Sánchez Galán	3,232,866	95,417	0.056	3,790,388	96,254	0.067
Víctor Urrutia Vallejo	2,337,230	8,775,183	0.188	2,337,230	8,775,183	0.188
Ricardo Álvarez Isasi	220,000	1,421,000	0.027	220,000	1,421,000	0.027
María Helena Antolín Raybaud	0	0	0.000	0	0	0.000

[2]

The information regarding the number of shares held by each of the members of the Board of Directors of Iberdrola after the merger is included based on the information contained in the Registration Statement of Shares of Iberdrola registered with the National Securities Market Commission on July 5, 2011, as well as the variation that such information may suffer in light of the exchange ratio of the merger, for which purposes the possible effect arising from the fractions or “odd-lots” which, if any, may occur as a result of the stake in Iberdrola Renovables of each member of the Board of Directors of Iberdrola has not been taken into consideration. In accordance with current legislation, once the public deed for the merger has been registered with the Commercial Registry of Biscay and the exchange of shares has taken place, information on each of the Directors’ updated shareholdings in Iberdrola will be delivered to the National Securities Market Commission.

[3]	Participation percentages calculated on the basis of the number of shares of Iberdrola outstanding on the date of this of this Equivalent Document (i.e., 5,822,196,000 shares).

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Director	Before the Merger			After the Merger[2]
	Direct Participation (shares)	Indirect Participation (shares)	Total %[3]	Direct Participation (shares)	Indirect Participation (shares)	Total %
Samantha Barber	706	0	0.000	706	0	0.000
Sebastián Sergio Battaner Arias	113,055	0	0.001	113,055	0	0.001
José Ignacio Berroeta Echevarría	29,375	168,091	0.003	29,375	168,091	0.003
Xabier de Irala Estévez	189,417	0	0.003	189,417	0	0.003
Julio de Miguel Aynat	180,495	0	0.003	180,495	0	0.003
Íñigo Victor de Oriol e Ibarra	42,019	0	0.000	42,019	0	0.000
Inés Macho Stadler	44,740	0	0.000	44,740	0	0.000
Santiago Martínez Lage	8,325	0	0.000	8,325	0	0.000
Braulio Médel Cámara	41,538	0	0.000	41,538	0	0.000
José Luis Olivas Martínez	32,098	0	0.000	32,098	0	0.000

Also, the following table shows the significant participations of shareholders of Iberdrola before and after the merger, in accordance with the Registration Statement of Shares of Iberdrola registered with the National Securities Market Commission on July 5, 2011.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Significant Shareholder	Before the merger			After the merger [4]
	Direct Participation (shares)	Indirect Participation (shares)	Total %[5]	Direct Participation (shares)	Indirect Participation (shares)	Total %[6]
ACS, Actividades de Construcción y Servicios,S.A.	135,050,448	972,685,838	19.026	135,050,448	972,685,838	19.026
Banco Financiero y de Ahorros, S.A.	0	314,887,559	5.408	0	314,887,559	5.408
Bilbao Bizkaia Kutxa, Aurrezki Kutxa Eta Bahitetxea	0	359,380,724	6.173	0	359,380,724	6.173
Qatar Investment Authority	0	358,753,000	6.162	0	358,753,000	6.162

In Bilbao, July 7, 2011

IBERDROLA, S.A. By

Julián Martínez-Simancas Sánchez General Secretary and Secretary of the Board of Directors

[4]

The information relating to the participations owned by each of the significant shareholders of Iberdrola after the merger is included on the basis of the information contained in the Registration Statement of Shares of Iberdrola registered with the National Securities Market Commission on July 5, 2011 and, if applicable, in the last notification delivered in respect of Iberdrola Renovables by each of them to the National Securities Market Commission, as stated on the website of the National Securities Market Commission on July 6, 2011.

[5]	Participation rates calculated on the basis of the number of shares of Iberdrola outstanding on the date of this of this Equivalent Document (i.e., 5,822,196,000 shares).

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.